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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS'


The Board of Directors
Consumer Portfolio Services, Inc:


We consent to incorporation by reference in the registration statements (Nos. 33-77314 and 333-00880) on Form S-3 and the registration statements (Nos.33-78680, 33-80327, 333-35758 and 333-75594) on Form S-8 of Consumer
Portfolio Services, Inc. of our report dated March 25, 2002, relating to the consolidated balance sheets of Consumer Portfolio Services, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Consumer Portfolio Services, Inc.

/s/ KPMG LLP

Orange County, California
March 29, 2002